Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact: Heather Pribyl 952.253.0731

Buffalo Wild Wings, Inc. Announces
Second Quarter Earnings per Share of $0.88

Minneapolis, Minnesota, July 30, 2013 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD) announced today financial results for the second quarter ended June 30, 2013. Highlights for the second quarter versus the same period a year ago were:

o	Total revenue increased 27.8% to $305.0 million

o	Company-owned restaurant sales grew 29.4% to $285.4 million

o	Same-store sales increased 3.8% at company-owned restaurants and 4.1% at franchised restaurants

o	Net earnings increased 41.4% to $16.5 million from $11.7 million, and earnings per diluted share increased 41.9% to $0.88 from $0.62

Sally Smith, President and Chief Executive Officer, commented, “We’re very pleased with our strong results for the second quarter. Revenue increased 27.8% driven primarily by a 23% increase in the number of company-owned restaurants versus last year and a 3.8% increase in same-store sales at company-owned locations. Same-store sales at franchised locations increased 4.1% for the second quarter. This quarter’s growth is on top of strong second quarter same-store sales in 2012 of 5.3% at company-owned and 5.5% at franchised locations. We are pleased that same-store sales at both company-owned and franchised restaurants continue to outpace the casual dining category.”

Ms. Smith continued, “We managed our controllable expenses and saw the cost per pound of traditional wings decline compared to last year, which benefited cost of sales. Strong sales growth and lower costs and expenses as a percent of revenue produced impressive net earnings growth of 41.4% and earnings per diluted share of $0.88.”

Total revenue increased 27.8% to $305.0 million in the second quarter compared to $238.7 million in the second quarter of 2012. Company-owned restaurant sales for the quarter increased 29.4% over the same period in 2012, to $285.4 million, driven by a company-owned same-store sales increase of 3.8% and 77 additional company-owned restaurants at the end of second quarter 2013 relative to the same period in 2012. Franchise royalties and fees increased 7.9% to $19.6 million for the quarter versus $18.2 million in the second quarter of 2012. This increase is attributed to a franchise same-store sales increase of 4.1% and 20 additional franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $54,759 for the second quarter of 2013 compared to $51,524 for the same quarter last year, a 6.3% increase. Franchised restaurants averaged $58,186 for the period versus $54,766 in the second quarter a year ago, a 6.2% increase.

For the second quarter, net earnings increased 41.4% to $16.5 million versus $11.7 million in the second quarter of 2012. Earnings per diluted share were $0.88, as compared to second quarter 2012 earnings per diluted share of $0.62.

2013 Outlook

Ms. Smith remarked, “Our same-store sales in the first four weeks of the third quarter are 1.5% at company-owned restaurants and 1.2% at franchised locations, and reflect one less UFC pay-per-view fight compared to last year. We are comping over last year’s strong same-store sales in the first four weeks of the quarter of 6.8% and 7.3%, respectively. We are gearing up for fantasy football draft parties and are excited for the beginning of the NFL and NCAA football seasons, which include one extra week of games in our third quarter. This month we rolled out a new menu strategy of selling wings by portion at all of our restaurants. Guests now receive a more consistent amount of chicken in their order rather than a fixed number of wings. We expect this strategy, along with lower traditional wing costs versus last year, to improve our cost of sales percentage. We remain confident we will achieve 17% net earnings growth for 2013, equating to 25% on a 52-week basis.”

Ms. Smith concluded, “We will continue to provide a rewarding experience for our Guests and remain diligent in managing our business with the right balance of executing today and preparing for tomorrow. We have exciting changes in motion to continue building the long-term success of Buffalo Wild Wings across the globe.”

Buffalo Wild Wings will be hosting a conference call today, July 30, 2013 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our website www.buffalowildwings.com.

A replay of the call will be available until August 6, 2013. To access this replay, please dial 1.858.384.5517 password 4629831.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings® restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in 20 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently over 930 Buffalo Wild Wings locations across 49 states in the United States, as well as in Canada.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to our future financial and store performance measures and growth goals for 2013 and beyond, including but not limited to those relating to our third quarter sales trends and projected unit and net earnings growth rates for 2013 and beyond. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), success of acquired restaurants and investments in new or emerging concepts, unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our system standards, the cost of commodities such as traditional chicken wings, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 30, 2012, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

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BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Revenue:
Restaurant sales	$285,403	220,550	569,828	452,866
Franchise royalties and fees	19,604	18,173	39,543	36,979
Total revenue	305,007	238,723	609,371	489,845
Costs and expenses:
Restaurant operating costs:
Cost of sales	86,630	69,799	179,721	141,950
Labor	88,929	66,638	174,760	134,906
Operating	41,212	32,349	82,317	65,146
Occupancy	16,865	13,091	32,991	25,891
Depreciation and amortization	21,084	16,090	41,227	31,621
General and administrative	23,601	20,976	44,898	40,400
Preopening	2,420	1,536	6,691	4,127
Loss on asset disposals and store closures	229	597	800	1,334
Total costs and expenses	280,970	221,076	563,405	445,375
Income from operations	24,037	17,647	45,966	44,470
Investment income (loss)	(84)	(115)	261	295
Earnings before income taxes	23,953	17,532	46,227	44,765
Income tax expense	7,464	5,870	13,359	14,858
Net earnings	$16,489	11,662	32,868	29,907
Earnings per common share – basic	$0.88	0.63	1.75	1.61
Earnings per common share – diluted	0.88	0.62	1.75	1.60
Weighted average shares outstanding – basic	18,768	18,575	18,758	18,565
Weighted average shares outstanding – diluted	18,827	18,660	18,815	18,650

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Six months ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Revenue:
Restaurant sales	93.6%	92.4%	93.5%	92.5%
Franchising royalties and fees	6.4	7.6	6.5	7.5
Total revenue	100.0	100.0	100.0	100.0
Costs and expenses:
Restaurant operating costs:
Cost of sales	30.4	31.6	31.5	31.3
Labor	31.2	30.2	30.7	29.8
Operating	14.4	14.7	14.4	14.4
Occupancy	5.9	5.9	5.8	5.7
Depreciation and amortization	6.9	6.7	6.8	6.5
General and administrative	7.7	8.8	7.4	8.2
Preopening	0.8	0.6	1.1	0.8
Loss on asset disposals and store closures	0.1	0.3	0.1	0.3
Total costs and expenses	92.1	92.6	92.5	90.9
Income from operations	7.9	7.4	7.5	9.1
Investment income (loss)	(0.0)	(0.0)	0.0	0.1
Earnings before income taxes	7.9	7.3	7.6	9.1
Income tax expense	2.4	2.5	2.2	3.0
Net earnings	5.4	4.9	5.4	6.1

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

(unaudited)

	June 30, 2013	December 30, 2012
Assets
Current assets:
Cash and cash equivalents	$23,499	21,340
Marketable securities	6,645	9,579
Accounts receivable – net of allowance of $25	18,411	20,203
Inventory	8,598	7,820
Prepaid expenses	2,213	3,869
Refundable income taxes	2,136	4,122
Deferred income taxes	9,336	5,774
Restricted assets	32,316	52,829
Total current assets	103,154	125,536

Property and equipment, net	407,867	386,570
Reacquired franchise rights, net	35,976	37,370
Goodwill	32,533	32,365
Other assets	16,140	9,246
Total assets	$595,670	591,087

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,173	1,763
Accounts payable	23,011	36,418
Accrued compensation and benefits	36,368	39,637
Accrued expenses	10,008	11,461
System-wide payables	32,296	51,564
Total current liabilities	103,856	140,843

Long-term liabilities:
Other liabilities	1,939	1,752
Deferred income taxes	38,843	37,128
Deferred lease credits	30,247	27,992
Total liabilities	174,885	207,715

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized; none issued	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,777,706 and 18,623,370, respectively	126,367	121,450
Retained earnings	294,915	262,047
Accumulated other comprehensive loss	(497)	(125)
Total stockholders’ equity	420,785	383,372
Total liabilities and stockholders’ equity	$595,670	591,087

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Six months ended
	June 30, 2013	June 24, 2012
Cash flows from operating activities:
Net earnings	$32,868	29,907
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	38,704	30,267
Amortization	2,524	1,354
Loss on asset disposals and store closures	800	1,143
Deferred lease credits	2,105	1,618
Deferred income taxes	(1,542)	(2,245)
Stock-based compensation	4,014	3,919
Excess tax benefit from stock issuance	(147)	(289)
Change in operating assets and liabilities, net of effect of acquisitions:
Trading securities	(348)	(534)
Accounts receivable	3,478	(4,484)
Inventory	(678)	281
Prepaid expenses	1,653	1,090
Other assets	(852)	(1,084)
Unearned franchise fees	410	(45)
Accounts payable	(8,135)	(177)
Income taxes	2,133	6,250
Accrued expenses	(221)	(234)
Net cash provided by operating activities	76,766	66,737

Cash flows for investing activities:
Acquisition of property and equipment	(63,910)	(44,438)
Acquisition of businesses/investments in affiliates	(10,288)	—
Purchase of marketable securities	—	(52,493)
Proceeds from marketable securities	3,282	39,998
Net cash used in investing activities	(70,916)	(56,933)
Cash flows for financing activities:
Proceeds from line of credit	5,000	—
Repayments of line of credit	(5,000)	—
Issuance of common stock	1,152	1,117
Excess tax benefit from stock issuance	147	289
Tax payments for restricted stock units	(4,813)	(8,447)
Net cash used in financing activities	(3,514)	(7,041)
Effect of exchange rate changes on cash and cash equivalents	(177)	(46)
Net increase in cash and cash equivalents	2,159	2,717

Cash and cash equivalents at beginning of period	21,340	20,530
Cash and cash equivalents at end of period	$23,499	23,247

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2013	397	407
2012	327	330	343	381
2011	263	277	288	319
2010	235	234	244	259
2009	206	215	220	232

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2013	514	525
2012	505	505	511	510
2011	488	492	498	498
2010	430	447	457	473
2009	373	383	400	420

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2013	1.4%	3.8%
2012	9.2%	5.3%	6.2%	5.8%	6.6%
2011	3.9%	5.9%	5.7%	8.9%	6.1%
2010	0.1%	(0.1%)	2.6%	(0.3%)	0.6%
2009	6.4%	2.8%	0.8%	2.6%	3.1%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2013	2.2%	4.1%
2012	7.3%	5.5%	5.8%	7.4%	6.5%
2011	1.6%	2.7%	4.2%	5.9%	3.6%
2010	0.7%	(0.7%)	0.3%	(1.1%)	(0.2%)
2009	6.0%	3.7%	1.9%	2.0%	3.4%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2013	$56,953	54,759
2012	55,131	51,524	52,561	55,595	53,783
2011	48,845	47,970	49,461	51,983	49,627
2010	45,327	43,021	44,394	45,595	44,601
2009	45,593	42,938	42,602	44,583	43,912

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2013	$60,050	58,186
2012	57,282	54,766	55,608	58,490	56,570
2011	52,744	50,995	51,350	53,385	52,081
2010	51,532	49,051	49,005	49,837	49,835
2009	50,729	48,619	48,458	50,115	49,479